Exhibit 10.7

FORM OF OMNIBUS TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [                    ], 2011 (this “Agreement”), by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”), and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of             , 2011 (the “Separation Agreement”), between MII and MVWC, MII has agreed to distribute all of the issued and outstanding common shares of MVWC to the shareholders of MII on a pro rata basis, subject to the terms and conditions therein (the “Spinoff”).

WHEREAS, in connection with the Spinoff, MII and MVWC have agreed that MII or its Affiliates shall provide MVWC and its Affiliates with certain services on a temporary basis after the Closing; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MII and MVWC agree as follows:

1. Transition Services. For a period commencing on the Closing Date and continuing until the second anniversary of the Closing Date (the “Transition Period”)(unless a different period is specified for a particular service on the applicable exhibit attached hereto (each, a “Services Exhibit”), MII shall provide, or cause its Affiliates to provide, to MVWC and its Affiliates the services described in the Services Exhibits hereto (the “Transition Services”). Such services shall be provided at the charges described in the Services Exhibits and in accordance with Section 3 below. MVWC may cancel any Transition Services upon not less than one hundred twenty (120) days’ prior written notice of cancellation to MII, unless a different period is provided for in the Services Exhibits. The cancellation of one category of Transition Services shall not operate to cancel or otherwise affect the remaining Transition Services, it being understood that some services are bundled and cannot be cancelled separately. To the extent possible, the cancellation of a Transition Service shall be effected at the end of a MII Accounting Period. MVWC may use the Transition Services for its own internal business purposes for its business conducted under brands licensed from MII and its Affiliates, consistent with the terms of the underlying agreement between MII and the applicable product/service vendor, and may not resell the Transition Services or otherwise make them available for use by third parties (provided, that a property owner’s association or similar entity for a project operated by MVW or its Affiliates under brands licensed from MII and its Affiliates shall not be considered a third party for purposes of this Section 1).

2. Standard of Service. MII will provide, or cause to be provided, the Transition Services in accordance with MII’s standard policies, procedures and practices in effect immediately prior to the date hereof, as the same may be changed from time to time, and the Services Exhibits. In providing the Transition Services, MII shall at all times exercise the same care and skill as it exercises in performing like services for itself and other third parties, including franchisees. Except as provided in the preceding sentence, the Transition Services are provided on an “AS IS” basis.

3. Billing and Payment.

A. Payments. MVWC will pay the costs set forth in the Services Exhibits for the Transition Services provided pursuant to Section 1 of this Agreement during the Transition Period. Such costs that are currently allocated are subject to change based on annual budgets, actual expenditures, or other metrics, whether or not such allocation is set forth or described in the Services Exhibits; provided, that all such allocations to MVW shall be made on a fair and reasonable basis, and MVW acknowledges that such allocation methodologies in place as of the Closing Date are fair and reasonable; provided further, that if a portion of the costs for any Transition Services are attributable to the development of systems enhancements with a total cost of $5 million or more, (i) if such systems enhancements are not intended to become effective during the Transition Period, MVWC shall not be allocated any costs for such systems enhancements, and (ii) if such systems enhancements become effective before the end of the term during which the related Transition Services are provided under this Agreement, then MII and MVWC shall discuss and agree on a reasonable allocation of such costs to MVWC taking into consideration the remaining term of the provision of the related Transition Services hereunder. Such allocations shall be subject to periodic “true-ups” for actual allocated costs. MII or one of its Affiliates shall bill MVWC for the Transition Services at the times and in the manner as such billing is made immediately prior to the Closing Date, and MVWC shall pay MII at the times and in the manner as payment is customarily made as of the Closing Date, in each case unless otherwise specified in the Services Exhibits, but in no event shall any payments be made more than thirty (30) days after the invoice date. Notwithstanding the foregoing, payments made by MII to third parties (or MVWC employees) on behalf of MVWC or its Affiliates will be drawn by MII directly from MVWC bank accounts which MVWC shall keep funded with sufficient amounts to enable MII to make such payments, and MII shall not be required to advance or use any of its own funds to make any such payments. Any payments not made by MVWC to MII when due shall bear interest, computed daily, from the date due to the date of payment based on the annual percentage rate equal to the Prime Rate, plus three percentage points (3%). “Prime Rate” means the “rate” that Citibank, N.A. (or its successor entity) publishes from time to time as its prime lending rate in effect from time to time. MII shall be entitled to the costs of collecting any overdue amounts including reasonable attorneys’ fees and expenses.

B. Termination-Related Services and Payments. In connection with the termination or cancellation of the provision of any Transition Services hereunder, whether at the end of the term of this Agreement or earlier, MII shall provide commercially reasonable services and assistance to transition such services to MVWC and its Affiliates or a third party provider, including such termination services as may be described in the Services Exhibits (as described herein, the “Termination Services”). Except as otherwise provided in a Services Exhibit, with respect to the Termination Services: (i) MII shall make available to MVWC such books and records (subject to MII’s reasonable records retention policies) as will be needed by MVWC to prepare the accounting statements for the Transition Services for the accounting period of MVWC in which the termination or cancellation of the Transition Services or this Agreement, as the case may be, occurs and for any subsequent periods, (ii) MII shall use commercially reasonable efforts to facilitate the orderly transfer of all information contained within such books and records from MII’s systems to MVWC’s or a successor’s systems, provided MII shall not be required to transfer any information that is confidential and/or proprietary to MII, (iii) MII acknowledges and agrees to provide MVWC all such data, books, and records, in such forms and electronic formats as agreed by MI and MVCW, and (iv) MII shall, within ninety (90) days after termination or cancellation of the Transition Services or of this Agreement, as the case may be, prepare and deliver to MVWC a final accounting statement with respect to the Transition Services. MVWC shall have no obligation to reimburse MII for any costs relating to data retention or storage by MII for legal, regulatory or other purposes.

MVWC shall reimburse MII for (i) any out of pocket costs incurred by MII or its Affiliates in providing the Termination Services, (ii) any costs and expenses of employees of MII or any Affiliate that are allocated to a fund or specified payment source (for the avoidance of doubt, MVWC is not responsible for internal costs incurred by MII, and not allocated to such a fund or specified payment source, that otherwise would have been incurred if the Termination Services were not provided), in providing Termination Services, and (iii) severance and other termination payments made by MII or its Affiliates for the termination of employment of employees of MII or its Affiliates (if any), it being understood that MVW shall only be responsible for such severance and termination costs as are mutually agreed to by MII and MVWC with respect to employees of MII or its Affiliates that are primarily engaged in providing Transition Services (for the avoidance of doubt, MVWC is not responsible for severance and other termination payments made by MII for the termination of employees of MII or its Affiliates that were not primarily engaged in providing Transition Services to MVWC), in each case as may be described in more detail in the Services Exhibits.

4. Access. Each party shall make available on a timely basis to the other party and its Affiliates, as applicable, all information and materials reasonably requested by such Persons to enable them to provide or receive the Transition Services, as applicable, consistent with past practice. MVWC will give MI and its Affiliates, as applicable, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of MVWC and its Affiliates and their respective personnel for the purposes of providing the Transition Services.

5. Subcontracting. To the extent necessary or desirable to perform the Transition Services, MII or its Affiliates, as applicable, may subcontract any part of such services; provided, however, MII will continue to be responsible for its obligations under this Agreement on behalf of itself and any subcontractors of MII or its Affiliates. MII or its Affiliates, as applicable, shall be responsible for all payments to such subcontractors (provided, that such obligation of MII to pay such subcontractors shall not alter the amount MII is entitled to receive from MVWC for Transition Services hereunder).

6. Taxes. MVWC will pay all applicable taxes (including, without limitation, sales, use, services, value-added, and other such transaction-based taxes), duties, and tariffs and all other taxes or charges imposed on the provision of the Transition Services by MII or its Affiliates, as applicable, except for taxes based on net income of Parent or its Affiliates. If any such taxes are levied on MII or deducted from amounts otherwise due to MII hereunder, MVWC shall “gross up” the payments to MII so that the net amount received by MII is equal to the amount required to be paid to MII hereunder.

7. Firmware or Software. MVWC acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by MII or its Affiliates, as applicable, by reason of the provision of the Transition Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by MII and MVWC.

8. Relationship of Parties. In providing the Transition Services, MII and its Affiliates, as applicable, shall act under this Agreement solely as independent contractors and not as agents or partners of MVWC. All employees and representatives providing the Transition Services shall be under the direction, control and supervision of MII and its Affiliates, as applicable (and not of MVWC) and MII and its Affiliates, as applicable, shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of MVWC. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Without limiting the foregoing, no services provided under this Agreement shall be construed as legal, accounting or tax advice or shall create any fiduciary obligations on the part of MII or any of its Affiliates to MVWC or any of its Affiliates, or to any plan trustee or any customer of any of them.

9. Force Majeure. No party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, or general inability (not specific to the claiming party) to obtain necessary labor, materials or utilities. In any such event, the claiming party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof and the claiming party shall have no liability to the other party in connection therewith. The claiming party will promptly notify the other party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the claiming party will use reasonable commercial efforts to resume its performance promptly.

10. Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Transition Service is to be provided as indicated on the Services Exhibits, (b) the date on which the provision of all Transition Services has terminated or been canceled pursuant to Section 1 and (c) the date on which this Agreement is terminated pursuant to Section 11. Sections 3, 6, 7, 8, 9, 12, 13 and 17 shall survive any termination of this Agreement or cancellation of any Transition Services hereunder.

11. Breach of Agreement. For purposes hereof, an “Event of Default” shall mean a party’s failure to comply in all material respects with its obligations hereunder which failure remains uncured for a period of 10 Business Days following such party’s receipt of written notice of such failure,. In the event of an Event of Default, the non-defaulting party may terminate this Agreement immediately by providing written notice of termination. Without limiting the foregoing, a payment or other breach by MVWC with respect to one or more Transition Services shall give MII the right to suspend such Transition Services until such breach is cured. The failure of a party to exercise its rights hereunder with respect to a breach by the other party shall not be construed as a waiver of such rights nor prevent such party from subsequently asserting such rights with regard to the same or similar defaults.

12. Disclaimers; Indemnification; Limitation of Liability.

(a) EXCEPT AS SET FORTH IN SECTION 2, MII DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE, IN CONNECTION WITH THE PROVISION OF THE TRANSITION SERVICES UNDER THIS AGREEMENT.

(b) With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of MII’s obligations in connection with the provision of Transition Services under this Agreement, other than Losses arising as a result of the fraud or willful misconduct of MII, MII’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform, or cause its Affiliates to re-perform, such services. MII agrees to indemnify, defend and hold harmless MVWC and its Affiliates and their respective directors, officers, employees and agents as a result of the fraud or willful misconduct of MII. MVWC shall promptly advise MII of any such breach of which it becomes aware.

(c) EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SUBSECTION (b) ABOVE, MII SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT. MVWC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS MII AND ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (“INDEMNIFIED PERSONS”) FROM ANY CLAIMS ASSERTED, OR ASSOCIATED LOSSES, BY OR ON BEHALF OF THIRD PARTIES OR WHICH RESULT FROM

GOVERNMENTAL ACTION. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(d) The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such Claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

(e) The foregoing provisions of this Article set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

13. Confidentiality. Each party agrees to treat, and to cause its employees and agents to treat, confidentially all records and other information with respect to the other party. Specifically, each party agrees that it will, and will cause its employees and agents to, during the term of this Agreement and thereafter (except where required by law or court order or administrative agency order or subpoena): (a) retain all such information of the other party in confidence; (b) not disclose any such information to any third party without the permission of the other party, except as required by Law; (c) not use any such information of the other party for any purposes other than performing its obligations under this Agreement; (d) limit access to the information of the other party to those employees and agents who have a need to know the information for the business purposes of this Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to the other party with such party’s employees and agents having access to such information and with third parties having any access to such information; and (e) ensure that all tangible objects and copies thereof in such party’s possession or under its control containing or imparting any such information of the other party shall be returned to the other party at any time upon the request of the other party or upon termination of this Agreement.

14 Modification of Procedures. MII may make changes from time-to-time in its practices and procedures for performing the Transition Services. Notwithstanding the foregoing sentence, unless required by law, MII shall not implement any substantial changes affecting MVWC or its Affiliates unless:

(a) MII has furnished MVWC notice (the same notice MII provides its own business) thereof;

(b) MII changes such practices and procedures for its own business units at the same time; and

(c) MII gives MVWC a reasonable period of time for MVWC (i) to adapt its operations to accommodate such changes or (ii) reject such changes. In the event MVWC fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed to have accepted such change. In the event MVWC rejects a proposed change but does not terminate this Agreement, MVWC agrees to pay any reasonable expenses resulting to MII’s need to maintain difference versions of the same systems, procedures, technologies, or services or resulting from requirements of their party vendors.

15. Compliance Audits. Upon notice from MII, MVWC shall provide MII, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as MII may from time to time designate in writing (collectively, the “MII Auditors”) with access to, at reasonable times, to any MVWC facility or part of a facility at which MVWC is using the Transition Services, to MVWC personnel, and to data and records relating to the Transition Services for purposes of verifying compliance with this Agreement. MII audits may include security reviews (including MVWC’s completion of security related questionnaires) of the Transition Services and MVWC’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools. MVWC will provide any assistance that MII Auditors may reasonably require with respect to such audits.

16. Audit Rights. MVWC shall have the right, upon at least thirty (30) days written notice to MII, and in a manner to avoid interruption to MII’s business, to perform audit procedures over MII’s internal controls and procedures for the Transition Services provided by MII under this Agreement; provided that, such audit right shall exist solely to the extent required by MVWC’s external auditors to ensure MVWC’s compliance with the Sarbanes-Oxley Act of 2002, to determine if MVWC’s financial statements conform to Generally Accepted Accounting Principles (GAAP) or to the extent required by governmental agencies. MII shall provide MVWC and MVWC’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as MVWC or MVWC’s auditors may reasonably require to perform such audit procedures. MII shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. MVWC shall pay or reimburse all of MII’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in MII’s controls or procedures described in this Section 16.

17. Miscellaneous. The following sections of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 17 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement): Article VIII (Further Assurances); Article IX (Termination); Section 11.1 (Counterparts; Entire Agreement; Corporate Power); Section 11.2 (Governing Law); Section 11.3 (Jurisdiction); Section 11.4 (Waiver of Jury Trial); Section 11.5 (Assignment); Section 11.6 (Third Party Beneficiaries); Section 11.7 (Notices); Section 11.8 (Severability); Section 11.10 (Headings); Section 11.11 (Waivers of Default); Section 11.12 (Specific Performance); Section 11.3 (Amendments); and Section 11.16 (Interpretation).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

MARRIOTT INTERNATIONAL, INC.

By:
Name:
Title:

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title:

Services Exhibits

Marriott Business Services (MBS)

1.	Purchasing Card Processing and Administration. MII will:

•	Provide access to Paymentnet application to MVWC users to monitor, review and approve PCard transactions, as well as provide access to run reports in Paymentnet.

•	Provide direct reimbursement to JP Morgan for purchasing card transactions from an MVWC disbursement bank account.

•	Administer a purchasing card program to MVWC associates for business expenses, including issuing cards with appropriate controls, including MCC blocking and card limits.

•	Provide a financial rebate on a quarterly basis to MVWC related to their volume as based on JP Morgan calculations.

•	Provide access to Quickbase application or manual form equivalent to validate PCard holder rights and limits, as well as other supporting information.

2.	Fixed Assets Services and System Support.

•	Activity 1: Fixed Assets Processing.

•	Transaction processing to maintain subsidiary fixed asset registers in MI systems (FAS and PSAM).

•	Tax Book maintenance for MVWC domestic fixed assets.

•	Corporate and Local Book maintenance for MVWC international assets.

•	Provide journal entry detail as required; MVWC to post to MVGL

•	Provide Fixed Asset Registers via OnDemand reporting or other as required.

•	MI labor costs for above expected to approximate 2 full-time equivalents; adjusted as dictated by business requirements.

•	Annual ongoing cost for fully-loaded FTEs including MBS overhead and governance expected to be approximately $160K/year.

•	Activity 2: Application Support and Systems Costs

•	Annual estimated total costs for the categories below are:

Annual Estimate
IRAS Labor	$143,100
IR Service Fee & Other IR	$46,500
Ideal License	$260,000
Mainframe EDP	$345,100
OnDemand	$24,300
Infor Maintenance Contract	$47,500
CSG/FIN	$116,000

Total	$982,500

•	Ongoing Application Support and System costs will be apportioned between the parties using total assets as metric, subject to change as described in “General” section below:

•	Annual estimate: MVWC assets 19,189 (19%), MII assets 83,022 (81%) = $186,675 MVW

•	General: Provisions applicable to Activity 1 and 2.

•	Term to commence at the spin date and expire after period 13, 2012 (activities to provide year-end 2012 data included).

•	Ad hoc transitional or separation accounting and consulting services may be provided by MII at a mutually agreed-upon cost.

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Amounts are estimates and intended to reflect actual MBS accounting labor costs and 19% of MII application support and system costs, and are subject to change as dictated by business requirements. Methodology is subject to review in the event of material change in system requirements, support costs, relevant metrics or accounting method.

3.	Comprehensive Accounts Payable Services.

•	Activity 1: Vendor maintenance and compliance. MII will:

•	Provide MVWC vendor setup and maintenance in PeopleSoft Accounts Payable, including tax ID and vendor banking maintenance.

•	Provide MVWC vendor support through a support call center consistent with MII-defined business hours

•	Set terms the same as with MII vendors (standard terms are currently 45 days for suppliers).

•	Activity 2: Invoice processing and payments. MII will:

•	Provide PeopleSoft AP system access to MVWC users to enter in invoice payments for processing.

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Produce and distribute AP payments via check, ACH or other electronic payment methods funded from an MVWC disbursement account. Exception includes properties using Bottomline technology; these properties will print their own checks onsite using a local printer.

•	Provide client support through a support call center consistent with MII-defined business hours.

•	Leverage ATCAT application to identify and reduce duplicate payments as well as process returned checks.

•	Provide payment administration for outstanding payments such as stop and reissue payment processing.

•	Image invoices and provide access to imaged invoices to MVWC users as long as MII offers the imaging functionality.

•	Provide support and system maintenance to PeopleSoft AP system.

•	Provide supply chain accounts payable services to MVWC Development Group (contract purchasing, purchasing including purchase order and item maintenance, project administration, project reporting).

•	Provide access to queries and reporting for accounts payable activity.

•	Send and receive positive pay files for payment sent to Citibank account.

•	Provide limited services from the Luton Shared Services Centre for technical support.

•	Activity 3: Accounts Payable Compliance. MII will:

•	Produce and submit state filing for all 50 US states related to unclaimed property.

•	Produce and submit 1099 filing for US payments.

•	Produce and submit 1042S filing for US payments made to foreign MVWC owners.

•	Administer approval authority in PeopleSoft AP for MVWC users.

•	Provide application to MVWC vendors to access their own information in PeopleSoft (ESupplier).

•	Account reconciliation services for AP related balance sheet accounts.

•	MVWC’s Costs for Activity 1, 2 and 3.

•	Costs before the Spinoff are:

•	$1.22 per distribution line on an invoice.

•	Express payments are $7.27 per distribution line.

•	The AP System Usage Fee is $.48 per distribution line.

•	The rate for properties using these services outside the US is $1.51 per distribution line.

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Costs after the Spinoff will be based on the current rate methodology in line with projected budget for that service year. Incremental to this rate will be the cost of additional FTEs for accounting services.

4.	Comprehensive Travel Card and Expense Report Processing and Administration. MII will:

•	Provide access to Carlson Wagonlit tools to book travel.

•	Provide access to IBM GERS system (MarrExpress) to process travel expense reports.

•	Provide direct reimbursement to JP Morgan for Corporate Travel Card transactions processed through MarrExpress using an MVWC disbursement bank account.

•	Provide direct reimbursement to the associate for reimbursable items to the associate processed through MarrExpress using an MVWC disbursement bank account.

•	Administer a corporate travel card program to MVWC associates for business expenses.

•	Provide a financial rebate to MVWC related to their volume as based on JP Morgan calculations.

•	Provide limited audit procedures, including selecting samples of expense reports to ensure receipts are provided for all expense items that require a receipt.

•	Provide card services for all MVWC associates who have a Corporate Card.

•	Costs to MVWC before the Spinoff are $3.09 per distribution line on an invoice.

•	Costs to MVWC after the Spinoff will be based on the current rate methodology in line with projected budget for that service year.

5.	Sales/Use Tax Services

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Activity 1: Filing sales/use tax returns. MII will timely file and pay sales/use taxes related to MVWC administrative units by statutory due dates. (NOTE: If MBS does not have access and training for new MVWC ledger, MBS may not be able to provide this service.)

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Activity 2: Filing tangible personal property tax returns. MII will timely file tangible personal property tax returns for MVWC resorts by statutory due dates. MVWC will provide asset listings as of January 1 each year, including additions and dispositions.

•	Activity 3: Payment of TPP tax bills. MII will timely pay tax bills by statutory due dates.

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Activity 4: Coordinating tax audits related to filed returns. MII will respond to requests from tax authorities to review records related to tax return filings, in timeframe prescribe by tax authority. MVWC will provide additional records as required by the tax authorities.

•	Activity 5: Performing Tax Research. MII will perform ad hoc tax law research at the request of MVWC Tax, based on information provided by MVWC.

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Property tax costs are anticipated to be similar to prior year costs, provided the number of units does not materially change. Costs for sales tax will include a cost per location for filed returns (currently 31 locations), as well as an overhead cost not previously charged to MVWC for ad hoc research. The total sales tax cost for the first year is estimated to be $78,000, but could change based on projected budget.

6.	Bundling of Services for Cancellation Purposes.

•	Section 1 of the Omnibus Transition Services Agreement provides as follows:

The cancellation of one category of Transition Services shall not operate to cancel or otherwise affect the remaining Transition Services, it being understood that some services are bundled and cannot be cancelled separately.

•	MII and MVWC hereby agree that the Transition Services outlined in this Exhibit titled “Marriott Business Services (MBS)” shall be bundled as follows:

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Bundle #1: The Transition Services set forth above in Category 1 above titled “Purchasing Card Processing and Administration,” Category 3 above titled “Comprehensive Accounts Payable Services,” and Category 4 above titled “Comprehensive Travel Card and Expense Report Processing and Administration.”

•	Bundle #2: The Transition Services set forth above in Category 2 above titled “Fixed Assets Services and System Support.”

•	Bundle #3: The Transition Services set forth above in Category 5 above titled “Sales/Use Tax Services.”

•	For example, MVWC may cancel the Transition Services in Bundle #1 without cancelling the Transition Services in Bundle #2 or Bundle #3.

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For another example, if MVWC desires to cancel the Transition Services in Category 1 above titled “Purchasing Card Processing and Administration,” then MVWC must also simultaneously cancel the Transition Services in Category 3 above titled “Comprehensive Accounts Payable Services,” and Category 4 above titled “Comprehensive Travel Card and Expense Report Processing and Administration.”

7.	Financial Application Configuration Support.

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Activity 1: Configuration items such as PeopleSoft General Ledger Business Units, ChartFields, Combination Edits, etc. will continue to be maintained by MII representatives (FIM team). This is required for MVWC to utilize the MII non-general ledger financial applications within the FIN 8.8 shared environment. MII representatives (FR&A Team) will review MVWC account configuration requests (i.e. all business unit and chartfield additions/changes/deletions to accounts in Marriott’s shared environment) as needed and make determination to ensure no adverse impact to Marriott’s ability to record and report. MII actual hours of support will be billed $88k/year assuming 80 hours/pd and standard FIM billing rates. Billing for FIM support will start in January 2012, FR&A: $83/per account configuration request.

8.	Consulting Services for MVWC Financial Applications.

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Activity 1: MII (FIM) to provide business consulting services as needed to MVCI related to their financial applications (e.g., general ledger). MII (FIM) shall make available up to twenty (20) hours per period of such consulting services. The cost is estimated to be $28,600 per year, based on MVWC’s use of twenty (20) hours per period. Actual consulting hours will be billed at standard FIM billing rates. This time will be charged to MVWC via OFB’s periodic billing process. MVWC will utilize MII FIM’s existing process for submitting requests. These requests will be prioritized with all requests and worked on in the prioritized order. MII (FIM) will identify a lead point of contact for escalation.

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Activity 2: MII (IR) shall make available up to twenty-four (24) hours per period of technical consulting services as needed to MVWC related to their financial applications (e.g., MVGL). The cost is estimated to be $44,616 annually, based on MVWC’s use of twenty-four (24) hours per period. Actual consulting hours will be billed at standard IR billing rates. This time will be charged to MVWC via OFB’s periodic billing process. MVWC will utilize MII IR Finance Systems existing process for submitting requests. These requests will be prioritized with all requests and worked on in the prioritized order. MII IR Finance Systems will identify a lead point of contact for escalation.

9.	IT2 Treasury Workstation.

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Activity 1: MII IR to provide consulting support/advice for MVWC’s own instance of IT2 Treasury Workstation (8 hours/pd). Anticipated costs for these services: $10,400/yr ongoing (based upon 8 hrs/pd). Actual hours will be billed via OFB based on standard IR billing rates. MVWC will contact Denise Hughes for service.

10.	Term. MI and MVWC hereby agree that the Transition Period for the Transition Services outlined in this Exhibit titled “Marriott Business Services (MBS)” shall commence on the Closing Date and continue until December 31, 2013, including any activities necessary to provide year- end 2013 data (e.g. filing 1099 forms).

GOLF SERVICES

1. Provision of Golf Services. Beginning on the Closing Date and continuing thereafter until the end of the 2012 fiscal year of Marriott Vacations Worldwide Corporation (“MVWC”), unless terminated as provided in Section 2 below, Marriott International, Inc. (“MII”) shall provide the services described in Section 3 below (collectively, the “Golf Services”) to all golf course properties (each a “Golf Property”) owned or managed by MVWC or any MVWC Affiliate.

For avoidance of doubt, as of the Closing Date the Golf Properties are as follows:

•	Grande Pines Golf Club (Orlando, Florida)

•	Grande Vista Golf Club and the Faldo Golf Institute by Marriott (Orlando, Florida)

•	Kauai Lagoons Golf Club (Lihue, Hawaii)

•	Shadow Ridge Golf Club and the Faldo Golf Institute by Marriott (Palm Desert, California)

•	Son Antem Golf Club (Mallorca, Spain)

•	The Abaco Club on Winding Bay (Abaco, Bahamas)

•	The Ritz-Carlton Golf Club & Spa (Jupiter, Florida)

Unless otherwise provided in this Schedule, MII’s provision of the Golf Services shall be consistent with practices, procedures and levels of service, including the frequency, quality and duration of service, in effect immediately prior to the Closing Date.

2. Addition and Deletion of Golf Properties.

a. Addition of Golf Properties. MII and MVWC acknowledge and agree that MVWC or its Affiliates may from time to time acquire, develop or be engaged to manage one or more additional golf properties. Upon at least thirty (30) days prior written notice to MII from MVWC, any such additional golf property shall become a Golf Property without any requirement for further action on behalf of either party, including but not limited to amendment of this Schedule. MII shall provide the Golf Services to the new Golf Property in accordance with the terms of this Schedule. Golf Services Fees will be $27,230 per year for each additional Golf Property added plus reimbursement of reasonable travel expenses pursuant to Section 4.b below.

b. Deletion of Golf Properties. MII and MVWC acknowledge and agree that MVWC may from time to time terminate MII’s provision of Golf Services to a Golf Property. Upon at least sixty (60) days prior written notice to MII, MVWC may remove a Golf Property from the terms of this Schedule and terminate MII’s provision of Golf Services to such Golf Property. Any such termination shall not affect the provision of Golf Services to the remaining Golf Properties, and such termination shall be effective without any requirement for further action on behalf of either party, including but not limited to amendment of this Schedule. Any fees for provision of the Golf Services to such Golf Property which are accrued and unpaid as of the date of termination (the “Termination Date”) shall be due and payable to MII within thirty (30) days after the date on which the Golf Property ceases to receive Golf Services. Beginning on the Termination Date, the annual Golf Services Fee will be reduced by the remaining annual Golf Services Fee for the exiting Golf Property.

3. Description of Golf Services. MII shall provide the Golf Services generally described below to each Golf Property:

a. Brand Standards. MII will make available and communicate applicable brand standards for golf operations by interfacing with MVWC corporate and Golf Property leadership, for three categories of standards:

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Operational standards (for example, golf services offered to guests, cleanliness, recommendations for staffing, associate compensation and benefits, retail merchandising, guest recognition programs and other similar programs, etc.).

•	Golf Grounds Operations

•	Golf Shop Operations

•	Retail Merchandising

•	Outside Service Operations

•	Instructional Programming

•	Tournament Operations

•	Physical standards of the golf course (for example, course design, course conditioning level, quality of the golf facilities, FF&E, and fixed asset supplies, frequency of FF&E replacements, etc.).

•	Technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology).

b. Financial Review. MII shall provide the following services related to the Golf Property’s financial performance and budgeting:

•	As requested, support the annual golf budget development process by reviewing draft projections and making recommendations to MVWC corporate executives and Golf Property managers.

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For new projects or renovations, support MVWC development with the golf proforma process which includes providing guidance on projections of golf rounds and revenue from multiple user groups (MVWC owners, resort, residents, members, and outside play). Provide on-going guidance and recommendations as requested throughout the course of the project.

•	Provide recommendations for fixed asset schedules and inventory controls.

•	Provide semi-annual industry benchmark performance data based on available data.

c. Human Capital Readiness.

•	Include Golf Properties in recruiting programs that benefit the Marriott and Ritz-Carlton (as appropriate) portfolios.

•	Assist with reviewing job descriptions, as requested, for management, supervisory personnel and other key personnel.

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Assist with the identification and interview of management employees, as requested by MVWC; provided, however, that final hiring decisions shall be made solely by MVWC. Reimbursement of reasonable travel expenses may apply.

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Coordinate with MVWC’s Human Resources department, as requested by MVWC, to provide information regarding golf industry standard employee benefits, insurance, and compensation plans; provided, however, that final determinations regarding such benefits and plans shall be made solely by MVWC.

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MII and MVWC acknowledge and agree that day-to-day supervision, evaluation, promotion, termination other employment related functions regarding individuals working at the Golf Properties shall be conducted solely by MVWC.

d. Training. MII will transfer information and knowledge of golf club operations and marketing to MVWC and Golf Property personnel through formal and informal means.

•	Conduct training seminars with MVWC leadership and Golf Property personnel, as reasonably requested, about golf clubs and the key elements of their success.

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Offer attendance at MII’s corporate sponsored training seminars, including any proprietary training program as scheduled by MII at its regional locations in the United States, to senior Golf Property staff.

e. Marriott Programs & Processes. Make available to and facilitate for the benefit of the Golf Property programs that are implemented throughout the Marriott or Ritz-Carlton (as appropriate) portfolio. Current examples (which are subject to change) of such programs are:

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Marketing: Marriott Golf Links, Global Getaways, Marriott Golf Reciprocal Membership Program, Community Footprint Initiatives, National Golf Foundation customer survey program, tee time reservation system, websites, golfer satisfaction survey, industry financial benchmarking, newsletters, sweepstakes, and promotions. Certain marketing programs are optional at the discretion of each Golf Property, and fees may apply.

•	Procurement: to the extent permitted and/or possible, make available preferred vendor discount programs and vendor rebates, that are in place at other Marriott or Ritz-Carlton golf locations.

•	Environmental programs / “green” initiatives

g. Golf Course / Clubhouse Design, Construction, and Renovation Projects. MII will make the following services available to MVWC and its Affiliates for an additional fee:

•	Review plans and specifications for the construction in co-ordination with MVWC A&C and Golf Course / Clubhouse Architects

•	Review the master plan for the construction of the full development to ensure that all phases are coordinated and that MVWC’s opening targets are met.

•	Assist in the review and selection of the golf course / clubhouse contractors.

•	Assist with developing a pre-opening budget estimate to include all expenses incurred during the time period from the start of grassing to the property opening.

•	Provide guidelines for staffing levels, and make recommendations for leased maintenance equipment, purchased maintenance equipment, operating supplies, systems, marketing, and working capital.

•	Review MVWC’s budget forecasts and advise on any changes necessary.

•	Advise on layout and operational procedures for the golf facility.

•	Review plans and proposals through the design phase.

•	Provide program/space parameters for all golf buildings.

•	Provide Golf Design Standards Guide to MVWC for planning purposes.

•	Review construction cost forecasts through the design phase in relation to the projects financial targets.

•	Assist in establishing ground maintenance budgets.

•	Help finalize orders for maintenance equipment.

•	Review plans and scheduling of final FF&E procurement.

In the event MVWC desires to obtain any of the services described in this Section 3.g., MII and MVWC (or their respective Affiliates, as appropriate) will enter into a technical services agreement to document such services, the applicable fees, and the other applicable terms and conditions.

4. Fees and Expenses.

a. Golf Services Fee. The annual fee (“Golf Services Fee”) payable by MVWC to MII for the Golf Services provided to the seven Golf Properties reflected in Section 1 shall be equal to a total of $190,610 annually ($27,230 per Golf Property). The Golf Services Fee shall be payable to MII in equal periodic (13 periods per year) installments, in arrears, within fifteen (15) days after the end of each period.

b. Travel Expenses. MII’s reasonable actual travel expenses to Golf Properties outside of the United States in connection with MII’s provision of the Golf Services will be reimbursed by MVWC. Such travel expenses shall be subject to MVWC’s prior written approval, and will be reimbursed within thirty (30) days after MVWC’s receipt from MII of invoices detailing such actual travel expenses.

FALDO GOLF INSTITUTE MARKETING SERVICES

1. Provision of Services. Beginning on the Closing Date and continuing thereafter until the end of the 2012 fiscal year of Marriott Vacations Worldwide Corporation (“MVWC”), unless terminated as provided in Section 2 below, Marriott International, Inc. (“MII”) shall provide the services described in Section 3 below (collectively, the “FGI Services”) to the Faldo Golf Institute locations (the “FGl Properties”) owned and/or operated by MVWC or any MVWC Affiliate.

For avoidance of doubt, as of the Closing Date the FGI Properties are as follows:

•	Grande Vista Golf Club and the Faldo Golf Institute by Marriott (Orlando, Florida)

•	Shadow Ridge Golf Club and the Faldo Golf Institute by Marriott (Palm Desert, California)

Unless otherwise provided in this Schedule, MII’s provision of the FGI Services shall be consistent with practices, procedures and levels of service, including the frequency, quality and duration of service, in effect immediately prior to the Closing Date.

2. Addition of FGI Properties.

a. Addition of FGI Properties. MII and MVWC acknowledge and agree that MVWC or its Affiliates may from time to time acquire, develop, license or be engaged to manage one or more additional FGI Properties. Upon at least thirty (30) days prior written notice to MII from MVWC, any such additional FGI Property shall become subject to this Schedule without any requirement for further action on behalf of either party, including but not limited to amendment of this Schedule. MII shall provide the FGI Services to the new FGI Property in accordance with the terms of this Schedule.

b. Deletion of FGI Properties. MII and MVWC acknowledge and agree that MVWC may from time to time terminate MII’s provision of FGI Services to an FGI Property. Upon at least sixty (60) days prior written notice to MII, MVWC may remove an FGI Property from the terms of this Schedule and terminate MII’s provision of FGI Services to such FGI Property. Any such termination shall not affect the provision of FGI Services to the remaining FGI Properties, and such termination shall be effective without any requirement for further action on behalf of either party, including but not limited to amendment of this Schedule.

3. Description of FGI Services. MII shall provide the FGI Services generally described below to each FGI Property:

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Develop and implement the national golf advertising plan based on the approved budget provided by MVWC. Oversee the implementation of the agreed to marketing activities for the Faldo Golf Institute, including but not limited to the marketing services described above under “Golf Services.”

•	Provide recommendations for contract negotiations with Sir Nick Faldo.

•	Review and make recommendations, as requested, on instructional curriculum.

4. Fees. In consideration of MII’s provision of the FGI Services to the FGI Properties, MVWC shall pay to MII an annual fee (the “FGI Fee”) equal to ten percent (10%) of the annual national marketing budget for FGI Properties, which budget shall be determined by MVWC in its sole discretion. The FGI Fee shall be payable in equal periodic (13 periods per year) installments, in arrears, within fifteen (15) days after the end of each period. The budget, and the corresponding FGI Fee, shall be adjusted as necessary to reflect any addition or deletion of FGI Properties as contemplated by Section 2 above.

Tax Services for Fixed Assets

1. Tax Fixed Assets Calculation and Maintenance of Tax Depreciation and Amortization.

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MII will calculate tax depreciation, amortization and asset gain/(loss) detail adequate to complete MVWC’s 2011 year-end tax provisions for certain fixed assets of MVWC through the end of Fiscal Year 2011.

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Completion of MVWC’s 2011 IRS Forms 4562, 4626 and 4797 for short period (date after Spin-Off through the end of the 2011 Fiscal Year), including calculation of tax depreciation, amortization and gain/(loss) on dispositions.

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Completion of tax fixed asset system database as of January 1, 2012 in a manner that properly reflects the tax basis and tax depreciable lives in MVWC assets, including adjustments required as a result of the Spin-Off and related to pre-transactional restructuring.

•	Tax consulting services relating, among other things, to migration and establishment of MVWC’s tax fixed asset systems and M-1 related items for capitalized interest deductions.

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MVWC will pay the costs related to the tax consulting services including the costs of the salary and benefits of a Senior Manager (MRP $104,350) to perform this work, which is estimated to take 35-40 hours.

Services for MVWC’s Owner Services in Salt Lake City, Utah

MII will provide MVWC with access to certain services and systems at MVWC’s Salt Lake City, Utah location in support of MVWC’s Owner Services department. The services identified below will be provided by MII’s Global Reservation Sales and Customer Care (“GRSCC”), International Fulfillment Services (“MIFS”), Information Resources (“MIIR”) and Guest Services (“MGS”) group.

Except as otherwise noted below, the access to services and systems shall be provided in a manner, and at a cost, substantially in accordance with practice of MII or its Affiliates as of the date of the Spin-Off.

1. IEX Scheduling Tool.

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The IEX scheduling software is a tool that both MII and MVWC use in the call center. This software is used to not only schedule the contact center associates for both businesses, but to track statistical performance of the associates. The IEX platform is stored on a server out of the Global Reservations Sales and Customer Care (GRSCC) and we purchase licenses to use this software.

•	The service provided is the ability to access the software located on MII servers. MII purchases licenses on an annual basis, and allocates based on usage (currently about 67% MVWC and 33% MII).

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MII is trying to separate the contract into two separate invoices or accounts. This should be rectified by the next billing (November 2011). If this is not possible, the current agreement should last until the 2012 invoicing cycle.

2. IR Service and Support provided for Owner Services – SLC.

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Support desktop and laptop PCs, provide Network and File and Print services, e-mail services, support building access security system, and manage content for FIDO (Fundamental Information Delivered Online) MVWC program information database.

•	Cost: Budget for FY 2011: $474,441. Actual costs are based on time spent on MVWC issues per time recorded on time tracking software.

•	After Spinoff, support will continue at current level and approximately the same cost. Increase in cost is driven by merit increases and training costs for IR associates.

•	For more detail see below:

1.	Breakdown of Services provided:

a.	Description of service

•	Desktop Service

The IR Contact Center Technology – Field (CCT-Field) team currently provides complete desktop lifecycle support for all MVWC Owner Services’ approximate 730 computers located in the Owner Services Contact Center in Salt Lake City UT and at approximately 55 agents’ homes. This support includes everything from: procurement via the TMC team at MII Headquarters, to setup and imaging, to troubleshooting, updates and repair, to moves and changes, to decommissioning, wiping, and lease returns or disposal.

Unlike at other MVWC locations, these machines, along with the user population, do not reside inside the MV Active Directory domain. These reside inside the MICA domain. Being in the MICA domain gives the CCT-Field team in Salt Lake City the rights and permissions required to enable us to support these machines.

When imaging is done, a custom image is built by the MII IR team in SLC based upon MII’s Lodging image. Any unique or additional application installs which are not contained in the image being deployed, are performed by the CCT-Field team. Licenses for those applications are purchased by the CCT-Field team and managed in conjunction with the TMC team at MII Headquarters. Also, major deployments and security updates requiring the use of “Big Fix” for deployment are handled by MII’s Deployment Services team.

Network and File and Print Services

Local data network (LAN) and file and print services are provided and maintained and supported by the CCT-Field team. This local network service is provided in conjunction and in cooperation with the MII Network Engineering team. This service encompasses procurement, configuration, installation, and support of network infrastructure. This infrastructure includes both wired and wireless solutions, and extends from the MII Wide Area Network (WAN) to the individual endpoints in the center. The campus physical cable infrastructure, is overseen and any adds, moves or changes are coordinated by the CCT Field team in conjunction with our certified third party installers.

The Wide Area Network, is designed, installed and managed by the MII Network Engineering team, with the CCT Field team providing on-site support as needed. 15 Mbps MPLS circuits are provided by both AT&T and Verizon, providing shared Wide Area connectivity. In addition, on the AT&T network, a 25Mbps circuit is provisioned which provides a shared internet access. Internet access is limited/filtered via Websense, in conjunction with MII’s policies/procedures.

The file and print environment is shared by all operations functioning in the Salt Lake City Contact Center Campus. This environment is comprised of approximately 10 file and print server(s), applications servers, (ex. SQL, Exchange, RightFax, SharePoint. Etc) and the disk storage associated with each of these servers. These servers are purchased, installed and configured and maintained by the CCT-Field team. As part of the on-going maintenance, appropriate monitoring and alarming, as well as patch deployment, updates, and upgrades are provided by the CCT-Field team working in conjunction and cooperation with the appropriate MII IR Groups. In addition, appropriate rights and permissions providing access to this environment is granted and maintained by the CCT-Field team and the appropriate MII IR Groups.

The print environment is made up of approximately 20 printers which are purchased, managed and maintained by a combination of CCT-Field resources, as well as third party support vendors.

A shared data backup environment is also provided. This backup environment provides data backup to disk as well as to tape. Those tapes are then rotated to our off-site storage facility. All necessary backup and restoration jobs are performed by the CCT-Field team. Along with the backup of the network data, select local data is backed up to this same environment for select associates using a laptop and that require the service.

Appropriate ups/generator power, fire suppression, HVAC and security is provided to each computer room.

E-mail Services

The IR Contact Center Technology – Field (CCT-Field) team currently provides complete e-mail services for MVWC Owner Services’ 684 email mailboxes. This service includes mailbox creation, to storage group management, to distribution list creation and management, and Exchange server management and support.

As part of the desktop service and support outlined above, Microsoft Outlook is one of the desktop applications included. Outlook provides access to the shared MII Microsoft Exchange server which is housed in the Salt Lake City server farm.

In conjunction with Owner Service’s email campaigns, a temporary tool was established, called Group Mail. That application is still running, and MII Email Services has provided new connectors and a new method for delivering those campaigns in such a way as to not jeopardize MII’s email. If that is to continue post spin-off, consideration will need to be made for this. Investigation has begun with a third party and their tool for providing this service (Silverpop).

Physical access and building(s) Security

A local door security system has been installed, supported and maintained by the CCT-Field team, Salt Lake City Facilities Maintenance, and MII Headquarters Facility teams. This system provides or restricts access to each building and specific locations inside each building as directed by the individual operations functioning in the Salt Lake City Contact Center. This system is connected to and works along with the same system installed at MII Headquarters.

Web Development Service

The CCT-Field team currently manages and maintains all content for current knowledgebase and content management system known as FIDO (Fundamental Information Delivered Online). FIDO provides information enabling MVWC Owner Services associates to perform their functions. This system resides in the same environment with MGS (Marriott’s Global Source). Below is a comparison with FIDO and all of MGS.

b.	Roles and responsibilities for MII and MVWC – CCT-Field provides complete desktop services and support, network, file and print and email services. Most of those services are provided with assistance from other MII IR resources. In addition, physical access and security is provided.

c.	Potential changes required as of spin-off date

MVWC Owner Services resources (computers and users) will need to be moved to a MVWC Active Directory location. Rights and permissions will need to be established to enable appropriate parties’ ability to provide desktop services.

Licenses and software will need to be transitioned to the appropriate location.

Appropriate MVWC image and support model will need to be deployed. Mechanism for deployment of security patches, application updates, and other adds or changes will need to be established.

PC Vendor will need to be contacted and informed of split and existing leases will need to be modified to represent ownership/liability shift from MII to MVWC.

MVWC will need to coordinate allocation percentages or separation technique and costing with other operations currently sharing CCT-Field services and the SLC Contact Center infrastructure.

d.	Planned changes or upgrades to service (over the 2 year term)

All current pc leases will expire and equipment warranties will expire. Existing hardware will need to be decommissioned, wiped and returned as directed in end of lease documentation. Replacement hardware will need to be procured, imaged with new operating system and current image, and deployed. Any applicable software upgrades will need to be deployed, updated, and maintained.

Existing LAN switches have reached end of life and will need to be replaced in 2012.

Several of the existing servers’ warranties expire in 2011 and replacement equipment will need to be purchased and put in place early in 2012. As replacement equipment is purchased, the server operating system will also be upgraded to appropriate level.

As existing application vendors provide upgrades to their products, those upgrades will need to be deployed as appropriate.

There is a project currently underway focusing on the migration of FIDO from it’s existing environment, which has reached end of life, to a new environment.

e.	Software required to provide service (use software template)

•	See attached software documentation.

f.	3rd Parties utilized in delivering service

•	MII Infrastructure Engineering

•	MII System Administration Groups

•	MII System Engineering Groups

•	MII Deployment Services Groups

•	MII Security Groups

•	MII Active Directory Groups

•	MII Technology Management Center (TMC)

•	Insight (vendor)

•	Lenovo (vendor)

•	IBM Credit Corp (leasing agency)

•	Software vendors as appropriate

•	TechConnect (Vendor)

•	AT&T and Verizon (Vendors)

•	Perpetual Storage (Vendor)

•	Printelligent (Vendor)

•	Automated Business Products (Vendor)

•	Syscom Services (Vendor)

•	OpenText (Vendor)

•	HP (Vendor)

•	Americom (Vendor)

g.	Service cost allocation

Total CCT-Field department costs are allocated by period, based upon time reported from tracking software (Help Desk Authority), which reflects CCT-Field associates time spent supporting each operation.

2.	Governance

a.	Primary contact for MII and MVWC

MII Contact: Kurt Mounteer

MVWC Contact: Paul Morris and appropriate other MVWC resources.

b.	Service level objectives

•	Current on-site support is provided m-f 0600-1700 Mountain Time.

1.	On-site support can be contacted by either voice or email, and is responded to either immediately or as quickly as best effort will allow.

•	On call support is provided for any times outside of that window, and a 30 minute response to inquiry is standard.

c.	Escalation process (if different by breakdown, please identify)

1.	CCT Field Associate

2.	CCT Field Supervisor/Manager (Chad Soper/Ryan Strong)

3.	CCT Field IR Manager (Kurt Mounteer)

4.	CCT VP (Martin Regan)

d.	Description and timing of service reports – N/A

3. Customer Service Labor-Partner Specialist.

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Partner specialists employed by MII provide customer service to Marriott Rewards members in relation to questions/issues/problems raised by MVWC owners and guests related to travel partners associated with Marriott Rewards.

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One FTE partner specialist to handle MVWC timeshare owner questions and issues related to Marriott Rewards travel partners, the cost of which specialist is currently $39,247 per year and is charged by MII to MVWC to provide service. The future cost charged to MVWC will be cost of such specialist in the future.

4. Nexpress Printer under MII Master Agreement.

A leased Kodak NexPress 2500 Equipment is used by MVWC in Salt Lake City, Utah to print high-end brochures. This lease is assigned to MVWC, but is under a Master Agreement with MII. MII has no financial responsibility for this lease. In addition, Ricoh partners with Kodak for leasing of the NexPress branded Kodak equipment. The existing MII-Ricoh Master Agreement will be amended to support this lease. All costs related to these agreements are MVWC’s costs. Upon expiration of this lease, the terms of the agreement under the arrangements should be solely with MVWC.

Risk Management Services

1. Shared Safety and Security Services between MII-Operated Hotels and MVWC-Operated Resorts. These shared services, including property tours and emergency response, will continue to be provided pursuant to the terms and conditions of the existing agreements.

2. Historic Casualty Insurance Loss Data Runs for MVWC Operations. In June of 2012 and June of 2013, MVWC will request from MII a 5-year casualty insurance loss run (Workers’ Compensation, General/Auto Liability, Employment Practices) valued as of June 30, 2012 and June 30, 2013, respectively. By July 31, 2012 and July 31, 2013 (or other dates mutually agreed upon), MII will provide such loss data in Excel format or similar electronic format at a cost of $100 per each hour of time spent by MII to prepare the report (currently estimated to take 10 hours of work for each report). The loss run will be used by MVWC to support annual insurance program renewal processes and will include the following information:

•	State

•	Claim Number

•	Claim Description (brief)

•	Location (unit number)

•	Date of Loss

•	Type of Loss

•	Incurred Loss Value

•	Paid Loss Value

•	Status

•	Closed Date (if closed)

•	Recovery (if any)

3. Emergency Response Services outside the Americas from Global Safety & Security. These services will be provided only if requested by MVWC in a particular instance and only if MII resources can be effectively deployed in such instance. In each instance, MII and MVWC will enter into a services agreement in a mutually agreed upon form.

MI Global Procurement Services

Description of Service

MII currently provides services relating to the negotiation, documentation and implementation of agreements and pricing arrangements with vendors of goods and services (the “Global Procurement Services”) to hotels and other properties outside the territory covered by the Procurement Services Agreement between MI and Avendra, L.L.C. as described hereinafter (the “Territory”). MII lodging properties participate in such agreements and pricing arrangements either on a mandatory basis (for MII-managed lodging properties) or on an opt-in basis (for franchised lodging properties). Following the spinoff MII will continue to provide the Global Procurement Services to MVW properties in the Territory (except as such Territory may be otherwise noted hereunder) on the same basis as such services are currently provided to MI-managed lodging properties; however, MVW will participate on an opt-in basis.

Terms of provision of service

MII shall provide the Global Procurement Services to MVW properties located in the Territory (except as such Territory may be otherwise noted hereunder) on an opt-in basis with respect to specific products or services (the “Procured Products or Services”).

MII shall notify MVW on a regular basis via the Marriott Global Source website, related email communications (as is currently done with respect to MI-managed lodging properties) and any other communication channels MVW has access to, with respect to new product or service opportunities that are available for participation by MVW, and such notices shall include the general parameters of the opportunity (volume, pricing, etc.). MVW may elect to participate in any such product or service opportunities, in its sole discretion, by purchasing under such programs either through the Marriott Global Source system or such other access to purchasing as may be available.

MII shall be compensated with respect to the Global Procurement Services it provides in connection with Procured Products or Services by means of a cost recovery mechanism whereby any rebates resulting from the Procured Products or Services will first to go MII and MII shall retain that amount of the rebates generated relating to MII’s associated expenses, with the remainder of such rebates then being remitted among participating MVW properties based on the volume of their purchases relating to that for which the rebate(s) was/were paid for the purchase of such Procured Products or Services (according to each MVW properties pro-rata purchasing volume of such MVW properties collective purchasing volume).

Upon MVW’s reasonable request, MII shall provide copies of the texts of the contracts under which MVW properties are purchasing Procured Products or Services. The contents of the texts of the contracts shall be kept confidential by MVW and shall be used only in connection with the purchase of goods and services by MVW pursuant to such contracts. To the extent such contracts contain terms specifically applicable only to purchases by MII’s lodging business and not applicable to purchases by MVW, MII may redact such terms from copies of contracts provided to MVW.

The initial contact persons with respect to the Global Procurement Services shall be: Stephane Masson for MII and Bob Bukovic for MVW. Such initial contact persons may be changed from time to time by providing written notification to MII’s or MVW’s contact person, as applicable, of the new contact person. All matters arising with respect to the Global Procurement Services following the spinoff and the terms of MVW’s participation therein shall be raised with the contact persons.

Territory

The territories in which the Global Procurement Services shall be provided are any countries other than (i) the United States and its territories and possessions wherever located and (ii) countries located in North America, Central America and the Caribbean ((i) and (ii) together, the “Non-Procurement Territories”), unless in any of the Non-Procurement Territories the products or services are not covered by MVW’s procurement services with Avendra in which case(s) those certain Global Procurement Services shall be provided in those Non-Procurement Territories.